Exhibit 99.1

	Corporate Communications	Phone: 952-351-3087
News Release	MN01-1030	Fax: 952-351-3009
5050 Lincoln Drive
Edina, MN 55436

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK FIRST QUARTER EARNINGS RISE

38 PERCENT TO 99 CENTS PER SHARE

ATK RAISES FY06 SALES, EPS, AND CASH GUIDANCE

SALES INCREASE 17 PERCENT TO $757 MILLION ON

13 PERCENT ORGANIC GROWTH AND ACQUISITION REVENUES

ORDERS INCREASE 31 PERCENT TO $683 MILLION ON STRONG

BOOKINGS IN AMMUNITION AND MISSILE DEFENSE PROGRAMS

OPERATING CASH FLOW IMPROVES

$34 MILLION OVER PRIOR YEAR

Summary – ATK reported earnings per share for the first quarter of fiscal year 2006 of 99 cents, up 38 percent from 72 cents a year ago.  Sales rose 17 percent to $757 million, with organic sales growth accounting for 13 percent of the increase.  Operating cash flow improved $34 million from the previous year.  Orders increased 31 percent to $683 million, driven by strong bookings in military ammunition and missile defense programs.  The company is increasing FY06 sales, EPS, and cash guidance, reflecting increased visibility and confidence in FY06 expected results. – End summary.

-more-

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Minneapolis, Aug. 4, 2005 – Alliant Techsystems (NYSE: ATK), a leading supplier of advanced weapon and space systems, today reported earnings per share for the first quarter of fiscal year 2006 of 99 cents, an increase of 38 percent over 72 cents a year ago.  The current-year results include a tax benefit of 8 cents per share not included in the company’s prior guidance.

Sales for the first quarter, which ended July 3, rose 17 percent to $757 million from $644 million a year ago.  Organic sales accounted for 13 percent of the growth, driven by higher revenues from small-caliber ammunition, Minuteman III strategic missile rocket motors, precision weapon systems, and increased activity related to the Space Shuttle’s return to flight.  New revenues from the acquisition of the PSI Group also contributed $24 million to the total increase.

Other first-quarter performance highlights:

•     The EBIT margin (earnings before interest and income taxes as a percent of sales) was 9.3 percent versus 9.1 percent a year ago.

•     The current year cash flow results benefited from higher profits, improved working capital management, and the timing of compensation accrual payouts.

•     ATK made share repurchases totaling $25 million under its current share repurchase program.  The company also refinanced its bank debt to allow more flexibility for future share repurchases.

•     Orders rose 31 percent to $683 million from $520 million last year, reflecting strong bookings in military ammunition and missile defense programs.  Contracted backlog, which represents the estimated value of contracts for which ATK is authorized to incur costs but for which revenue has not yet been recognized, was $3.6 billion at the end of the quarter.  Total backlog, which includes contracted backlog plus the value of unexercised options, was $4.9 billion.

Operations Review

First-quarter sales from the Precision Systems Group rose 14 percent to $128 million from $112 million a year ago.  The growth was driven primarily by sales of precision munition systems, advanced missile systems, and missile warning systems.

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The Advanced Propulsion and Space Systems Group reported first-quarter sales of  $111 million, an increase of 42 percent over $78 million last year.  New revenues from the acquisition of the PSI Group and increased sales from missile defense programs were the primary factors in the growth.

Sales from the Ammunition Group increased 24 percent in the first quarter, rising to $247 million from $200 million a year ago.  The growth reflects higher sales of small-caliber ammunition, medium-caliber ammunition and gun systems.

ATK Thiokol first-quarter sales increased 11 percent to $231 million from $208 million a year ago, driven by Minuteman III strategic missile rocket motors, military flares and decoys programs, and increased activities in support of the Space Shuttle return to flight.

Recent business highlights in the company’s core business:

•      $112 million in contracts related to the company’s small and medium-caliber ammunition businesses, buttressed by first quarter small-caliber deliveries of more than 300 million rounds.

•     A demonstration of the XM25 advanced air-bursting weapon system using developmental ammunition.

•     A $76 million contract to produce solid propulsion systems for all three stages of the U.S. Navy’s Trident II (D5) Fleet Ballistic Missile.

Recent business highlights in ATK’s emerging growth areas:

•      More than $60 million in new fuze production for training and tactical systems that were not previously part of the company’s fuze portfolio.

•     A $9 million contract to demonstrate and validate solid rocket motor technologies for a submarine-launched intermediate-range ballistic missile, which will give the U.S. Navy advanced time-critical strike capabilities with global reach.

•     A test of directed energy technology to counter improvised explosive devices (IED), resulting in a contract from the U.S. Air Force Research Laboratory to develop Scorpion II, a transportable high-power microwave system.

FY06 Guidance

As a result of increased visibility and confidence in FY06 expected results, ATK is raising its FY06 sales guidance to approximately $3.1 billion, up from $3.0 billion.  The increase reflects strong organic growth now expected to exceed 8 percent, up from an anticipated range of 7-8 percent.  ATK is raising and narrowing its guidance range for FY06 earnings per share to between $4.48 and $4.58 from between $4.35 and $4.50.  Cash flow from operations is expected to be

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approximately $230 million, up from $220 million, while expectations of capital expenditures remain at approximately $70 million.

ATK is a $3.1 billion advanced weapon and space systems company employing approximately 14,000 people in 23 states.   News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release regarding guidance for FY06 constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  Among these factors are:  delays in NASA’s Space Shuttle program; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; and economic conditions. ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and ATK’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

Webcast Information:  ATK will webcast its investor conference call on FY06 first-quarter results and the financial outlook at 10:00 a.m. Eastern Time today.  The live audio webcast will be available on the Investor Relations page of ATK’s web site at www.atk.com.  Information about downloading free Windows Media Player software, which is required to access the webcast, is available on the website.  For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call.  The telephone number is 719-457-0820, and the confirmation code is 7000041.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED
(In thousands except per share data)	July 3, 2005	July 4, 2004

Sales	$756,992	$644,395
Cost of sales	623,589	531,557
Gross profit	133,403	112,838
Operating expenses:
Research and development	9,881	5,969
Selling	17,976	17,842
General and administrative	35,365	30,688
Total operating expenses	63,222	54,499
Income before interest, income taxes, and minority interest	70,181	58,339
Interest expense	(17,470)	(14,983)
Interest income	127	95
Income before income taxes and minority interest	52,838	43,451
Income tax provision	15,509	15,751
Income before minority interest	37,329	27,700
Minority interest, net of income taxes	109	126
Net income	$37,220	$27,574

Earnings per share:
Basic	$1.01	$0.74
Diluted	0.99	0.72

Average number of common shares	37,035	37,456

Average number of common and dilutive shares	37,616	38,085

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	July 3, 2005	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$7,935	$12,772
Net receivables	669,723	626,711
Net inventories	130,687	125,190
Deferred income tax asset	29,023	30,754
Other current assets	32,124	37,987
Total current assets	869,492	833,414
Net property, plant, and equipment	445,018	456,310
Goodwill	1,167,316	1,154,406
Prepaid and intangible pension assets	350,573	362,158
Deferred charges and other non-current assets	194,199	209,522
Total assets	$3,026,598	$3,015,810
Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdrafts	$17,948	$6,092
Current portion of long-term debt	27,000	2,692
Accounts payable	109,394	147,286
Contract advances and allowances	59,170	31,717
Accrued compensation	91,972	107,509
Accrued income taxes	18,997	—
Other accrued liabilities	127,374	136,444
Total current liabilities	451,855	431,740
Long-term debt	1,112,254	1,131,353
Deferred income tax liability	1,506	8,279
Postretirement and postemployment benefits liability	205,889	209,893
Minimum pension liability	409,042	409,042
Other long-term liabilities	135,638	139,144
Total liabilities	2,316,184	2,329,451
Commitments and contingencies
Common stock - $.01 par value Authorized - 90,000,000 shares Issued and outstanding - 37,146,008 shares at July 3, 2005 and 37,248,241 at March 31, 2005	416	416
Additional paid-in-capital	446,517	449,883
Retained earnings	811,859	774,639
Unearned compensation	(2,140)	(1,674)
Accumulated other comprehensive loss	(259,464)	(259,590)
Common stock in treasury, at cost, 4,411,090 shares held at July 3, 2005 and 4,308,857 at March 31, 2005	(286,774)	(277,315)
Total stockholders’ equity	710,414	686,359
Total liabilities and stockholders’ equity	$3,026,598	$3,015,810

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	QUARTERS ENDED
(In thousands)	July 3, 2005	July 4, 2004
Operating activities
Net income	$37,220	$27,574
Adjustments to net income to arrive at cash provided by (used for) operating activities:
Depreciation	17,094	16,182
Amortization of intangible assets and unearned compensation	3,485	2,564
Deferred income tax	3,072	(1,079)
Loss on disposal of property	220	2,204
Minority interest, net of income taxes	109	126
Changes in assets and liabilities:
Net receivables	(44,590)	(43,397)
Net inventories	(8,271)	8,702
Accounts payable	(37,892)	(30,191)
Contract advances and allowances	27,453	(1,684)
Accrued compensation	(13,257)	(37,084)
Accrued income taxes	19,137	24,598
Accrued environmental	(739)	(160)
Pension and other postretirement benefits	7,581	10,052
Other assets and liabilities	(3,342)	(4,629)
Cash provided by (used for) operating activities	7,280	(26,222)
Investing activities
Capital expenditures	(6,618)	(10,332)
Proceeds from the disposition of property, plant, and equipment	8	7
Cash used for investing activities	(6,610)	(10,325)
Financing activities
Change in cash overdrafts	11,856	20,358
Net borrowings on line of credit	—	3,000
Payments made on bank debt	(273,303)	(1,000)
Proceeds from issuance of long-term debt	270,000	—
Payments made for debt issue costs	(644)	(580)
Net purchase of treasury shares	(24,989)	(25,972)
Proceeds from employee stock compensation plans	11,573	16,435
Cash (used for) provided by financing activities	(5,507)	12,241
Decrease in cash and cash equivalents	(4,837)	(24,306)
Cash and cash equivalents - beginning of period	12,772	24,306
Cash and cash equivalents - end of period	$7,935	$—